Structured Asset Securities Corporation
Mortgage Pass-Through Certificates, Series 2005-11H
Schedule of Year-To-Date Principal and Interest Distributions to Certificateholders for 2005
Class	Interest	Principal	Realized	Ending
	Distribution	Paid	Losses	Balance
A1	3,933,416.55	15,275,863.91	0.00	113,351,136.09
A2	1,734,650.25	8,225,382.95	0.00	54,493,617.05
A3	209,857.06	0.00	0.00	6,541,000.00
AIO	477,474.36	0.00	0.00	0.00
AIOI	173,465.03	0.00	0.00	0.00
B1	148,913.95	31,558.55	0.00	4,623,441.45
B2	42,994.71	9,111.65	0.00	1,334,888.35
B3	26,455.83	5,606.64	0.00	821,393.36
B4	13,211.90	2,799.93	0.00	410,200.07
B5	9,916.93	2,101.65	0.00	307,898.35
B6	19,978.45	4,233.94	0.00	620,286.06
PO	0.00	90,613.81	0.00	763,871.19
R	0.46	100.00	0.00	0.00